Exhibit 4.1
AMH HOLDINGS, INC.,
as Issuer
AND
WILMINGTON TRUST COMPANY,
as Trustee

SUPPLEMENTAL INDENTURE
DATED AS OF MARCH 27, 2008
TO THE
INDENTURE
DATED AS OF MARCH 4, 2004

11 1/4% SENIOR DISCOUNT NOTES DUE 2014

SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE, dated as of March 27, 2008 (the “Supplemental Indenture”), between AMH HOLDINGS, INC., as Issuer (the “Company”) and WILMINGTON TRUST COMPANY, as Trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).
RECITALS
     WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of March 4, 2004, (the “Indenture”), relating to the Company’s 11 1/4% Senior Discount Notes due 2014 (the “Securities”);
     WHEREAS, Section 9.01 of the Indenture authorizes the Company, the Subsidiary Guarantor, if any, and the Trustee to amend the Indenture or the Securities without notice to or consent of any Securityholder to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency;
     WHEREAS, the Company has determined that the proposed amendment set forth herein cures a mistake, defect or inconsistency under the Indenture;
     WHEREAS, the Company has requested the Trustee and the Trustee has agreed to join in the execution of this Supplemental Indenture pursuant to Section 9.01 of the Indenture on the terms and subject to the conditions set forth below;
     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Securityholders from time to time of the Securities as follows:
ARTICLE I
INDENTURE
     1.1 Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     2.1 Amendment to Section 4.03. The text of Section 4.03(a)(ii) is amended to add the following proviso at the end of Section 4.03(a)(ii) to read as follows:
     “; provided that, solely for purposes of calculating the Consolidated Coverage Ratio of AMI, references to the “Company” in each of the definitions of “Consolidated Coverage Ratio”, “EBITDA”, “Consolidated Interest Expense”, “Restricted Subsidiary”, “Temporary Cash Investments”, “Asset Disposition” and, in each case, the pertinent component definitions thereof (including, but not limited to, “Consolidated Net Income”, “Related Business”, “Sale Leaseback Transaction” and “Wholly-Owned Subsidiary”), shall mean, unless the context otherwise requires, AMI rather than AMH Holdings, Inc.
ARTICLE III
MISCELLANEOUS
     3.1 The Trustee. The recitals in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     3.2 Limited Effect. This Supplemental Indenture shall be deemed to be an amendment to the Indenture, and the Indenture, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Indenture in the Securities or any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Indenture as amended hereby.
     3.3 Counterparts; Facsimile Signatures. This Supplemental Indenture may be executed by the parties hereto in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
     3.4 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

AMH HOLDINGS, INC.

By:	/s/ Cynthia L. Sobe

Name: Cynthia L. Sobe
Title: Vice President, Chief Financial Officer

WILMINGTON TRUST COMPANY, as trustee

By:	/s/ Michael G. Oller, Jr.

Name: Michael G. Oller, Jr.
Title: Senior Financial Services Officer

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